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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                       SUNQUEST INFORMATION SYSTEMS, INC.
                                       AT

                              $24.00 NET PER SHARE

                                       BY

                        SUNSHINE ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                                  KIRSTY, INC.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                                   MISYS PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JULY 27, 2001, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks,
Trust Companies and Other Nominees:

     We have been engaged by Sunshine Acquisition Corporation, a Pennsylvania corporation (the "Purchaser") and a direct wholly-owned subsidiary of Kirsty, Inc., a Delaware corporation ("Kirsty") and an indirect wholly-owned subsidiary of Misys plc, a public company organized under the laws of England ("Misys"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, no par value per share (the "Shares"), of Sunquest Information Systems, Inc., a Pennsylvania corporation (the "Company"), at $24.00 per Share (the "Offer Price") net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated June 29, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1. Offer to Purchase dated June 29, 2001;

          2. Letter of Transmittal to be used by shareholders of the Company in accepting the Offer;

          3. The Letter to Shareholders of the Company from the Chairman of the Board of the Company accompanied by the Company's
     Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery with respect to Shares;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to Mellon Investor Services LLC, the Depositary.

          THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST 80% OF ALL OUTSTANDING
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     SHARES ON A FULLY DILUTED BASIS AND (B) ANY WAITING PERIOD UNDER THE
     HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

          We urge you to contact your clients promptly. Please note that Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, July 27, 2001 unless extended.

          The Board of Directors of the Company (the "Board") has unanimously determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, has unanimously approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, and unanimously recommends that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

          The Offer is being made pursuant to the Agreement for Tender Offer and Merger dated as of June 24, 2001 (the "Acquisition Agreement"), among Misys, Kirsty, the Purchaser and the Company pursuant to which, promptly after the Purchaser's consummation of its purchase of Shares pursuant to the Offer upon satisfaction of the Minimum Condition (as defined in Offer to Purchase) as provided for in the Acquisition Agreement and subject to the terms and conditions of the Acquisition Agreement, Misys and Kirsty will cause the Purchaser to be merged with and into the Company (the "Merger") by the Purchaser's adoption of a plan and agreement of merger, with the Company (the "Surviving Corporation") surviving the Merger as an indirect wholly-owned subsidiary of Misys. At the Effective Time (as defined in the Acquisition Agreement), each outstanding Share (other than Shares held by stockholders who perfect their dissenters' rights under Pennsylvania law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company) will be converted into the right to receive $24.00 in cash, without interest, as set forth in the Acquisition Agreement and described in the Offer to Purchase.

          In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares, regardless of any extension of the Offer.

          None of the Purchaser, Kirsty or Misys will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

          Questions and requests for additional copies of the enclosed material may be directed to the Information Agent its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          [GEORGESON SHAREHOLDER LOGO]

                                          GEORGESON SHAREHOLDER COMMUNICATIONS
                                          INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, KIRSTY, MISYS, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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